Exhibit 10.1
LUMINAR TECHNOLOGIES, INC.
AMENDED AND RESTATED DIRECTOR COMPENSATION POLICY
Adopted and approved on March 24, 2021
Amended and restated on September 26, 2023
Each member of the Board of Directors (the “Board”) of Luminar Technologies, Inc. (the “Company”) who is not an employee of the Company (each such member, an “Outside Director”) will receive the compensation described in this Amended and Restated Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the Effective Date.
The Director Compensation Policy became effective on March 24, 2021, and, as amended, shall be effective as of the amendment date set forth above (the “Effective Date”). The Director Compensation Policy may be further amended at any time in the sole discretion of the Board.
Annual Cash Compensation
Each Outside Director will receive the cash compensation set forth below for service on the Board (the “Annual Cash Compensation”).  The annual cash compensation amounts will be payable in arrears, in equal quarterly installments on the first day following the end of each fiscal quarter of the Company in which the service occurred (or, if not a business day, then the next business day). Any amount payable for a partial quarter of service will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Outside Director provided in such quarter and the denominator of which will be the number of days in such quarter inclusive. All annual cash fees are vested upon payment. For purposes of clarity, the first quarterly installment of the annual retainers set forth below shall be paid for the first quarter that ends on or after the Effective Date, with the amount of such payment equal to the full quarterly installment, pro-rated as applicable based on the days of service that the Outside Director provided in such quarter.
1.Annual Board Member Service Retainer:
a.All Outside Directors: $50,000.
b.Outside Director serving as Lead Independent Director: $30,000 (in addition to above).
2.Annual Committee Member Service Retainer:
a.Member of the Audit Committee: $12,500.
b.Member of the Compensation & Human Capital Management Committee: $10,000.
c.Member of the Nominating and ESG Committee: $5,000.
3.Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer):
a.Chairperson of the Audit Committee: $25,000.

b.Chairperson of the Compensation & Human Capital Management Committee: $20,000.
c.Chairperson of the Nominating and ESG Committee: $10,000.
Equity Compensation
Equity awards will be granted under the Company’s 2020 Equity Incentive Plan or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”).
1.Automatic Equity Grants
a.Annual Grant for Continuing Outside Directors and Certain New Outside Directors. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (an “Annual Meeting”) following the Effective Date, each continuing Outside Director and each new Outside Director who commenced such service prior to the date that is at least three (3) months prior to such Annual Meeting shall be granted restricted stock units (“RSUs”) under the Plan covering shares of the Company’s Class A Common Stock (“Shares”) having an RSU Value (as defined below) of $200,000 (an “Annual RSU Award”); provided that the number of Shares covered by each Annual RSU Award will be rounded down to the nearest whole Share. Each Annual RSU Award shall vest in full on the first to occur of (i) the 1-year anniversary of the grant date or (ii) the date of the next Annual Meeting, subject to the applicable Outside Director’s continued service as a member of the Board through such vesting date.
b.Initial Grant for New Outside Directors. Without any further action of the Board, each person who after the Effective Date is elected or appointed for the first time to be an Outside Director will in each case automatically, upon the first practicable date following their initial election or appointment to be an Outside Director, be granted, in addition to any grant pursuant to clause (a) above, RSUs under the Plan covering Shares having an RSU Value of $400,000 (an “Initial RSU Award”); provided that the number of Shares covered by each Initial RSU Award will be rounded down to the nearest whole Share. Each Initial RSU Award shall vest in equal annual installments over the 3-year period following the grant date, subject to the applicable Outside Director’s continued service as a member of the Board through each such vesting date.
c.RSU Value.  The number of Shares that comprise the “RSU Value” of an Annual RSU Award, an Initial RSU Award or a Cash to RSU Election shall equal the RSU Value divided by the average closing price of a Share on the stock exchange or a national market system on which the Shares are listed over the 30 trading days preceding the grant date.
2.Change in Control.  Notwithstanding the foregoing, for each Outside Director who remains in continuous service as a member of the Board until immediately prior to the closing of a “Change in Control” (as defined in the Plan), any unvested portion of any RSU award granted in consideration of such Outside Director’s service as a member of the Board shall vest in full immediately prior to, and contingent upon, the consummation of the Change in Control.
3.Discretionary Grants. In addition to the automatic grants described herein, the Board, in its sole discretion, may grant additional equity awards to certain Outside Directors for services to the Company that exceed the standard expectations of an Outside Director or for other circumstances determined to be appropriate by the Board, including, without limitation, an inducement for the Outside Director to remain on the Board.
4.Remaining Terms.  The remaining terms and conditions of each RSU award granted under this Director Compensation Policy will be as set forth in the Plan and the Company’s standard form of RSU award agreement, as amended from time to time by the Board or the Compensation & Human Capital Management Committee, as applicable.
Discretion to Receive RSUs in Lieu of Annual Cash Compensation
1.Cash to RSU Election. Each Outside Director may elect to convert up to 100% of their Annual Cash Compensation (including any annual retainer that an Outside Director may receive for serving as Lead Independent Director and including any annual retainers for committee service and Chair service) into RSUs which would be awarded as follows (such election, a “Cash to RSU Election”):
a.Cash to RSU Election. If an Outside Director timely makes a Cash to RSU Election, then, subject to the terms hereof and any other conditions specified by the Board or Compensation & Human Capital Management Committee, such Outside Director will automatically and in lieu of each subsequent cash retainer payment payable thereto (including any then-unpaid cash retainer payments with respect to any completed or in-progress fiscal quarters of the Company) be granted, on the date each applicable cash retainer payment would otherwise be paid thereto (or, if not a business day, then the next business day), a number of RSUs equal to (x) an amount equal to the product of (i) the Election Percentage (as defined below) and (ii) such cash retainer payment divided by (y) the applicable RSU Value on such date. Such RSUs will be fully vested and paid in arrears for service rendered, and subject to the same conditions, as applied to the equivalent annual cash retainer. Any amount payable for a partial quarter of service during which an Outside Director commenced service will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Outside Director provided in such quarter and the denominator of which will be the number of days in such quarter inclusive.
2.Cash to RSU Election Mechanics. To receive RSUs in lieu of the Annual Cash Compensation, a Cash to RSU Election in a form substantially as set forth on Exhibit A hereto (the “Cash to RSU Election Form” must be submitted to the Company’s Chief Legal Officer in writing by the date designated by the Board or Compensation & Human Capital Management Committee (from time to time, the “Election Deadline”), provided that, with respect to each Election Deadline other than the initial Election Deadline offered under this Director Compensation Policy, no Election Deadline may be later than November 30 of the year prior to the year in which such Cash to RSU Election shall take effect, and subject to any other conditions specified by the Board or Compensation & Human Capital Management Committee. An Outside Director must indicate in the Cash to RSU Election Form the percentage of such Outside Director’s Annual Cash Compensation (in multiples of 1%) that the Outside Director is electing to receive in the form of RSUs (the “Election Percentage”). An Outside Director may only make a Cash to RSU Election if there is an effective Form S-8 on file with the Securities and Exchange Commission (an “Effective S-8”). Once a Cash to RSU Election is properly submitted, it will remain in effect for successive cash retainer payment dates unless and until the Outside Director revokes it in accordance with clause 3 below or there ceases to be an Effective S-8.
3.Cash to RSU Election Revocation Mechanics. The revocation of any Cash to RSU Election must be submitted to the Company’s Chief Legal Officer in writing no later than November 30 of any given year, and will become effective with respect to Annual Cash Compensation earned on the following January 1 or later (excluding, for avoidance of doubt, any RSUs issued on or around January 1 of such year with respect to the prior quarter’s services), and subject to any other conditions specified by the Board or Compensation & Human Capital Management Committee. Once the revocation of the Cash to RSU Election is properly submitted, it will remain in effect for successive cash retainer payment dates unless and until the Outside Director makes a new RSU Election in accordance with clause 2 above. Outside Directors are strongly encouraged to consult with the Company’s Chief Legal Officer prior to revoking a Cash to RSU Election.
4.Advance Payments Subject to Cash to RSU Election. If an Outside Director has an effective Cash to RSU Election on file with the Company as of the effective date of any advance retainer payment issued thereto, then such Outside Director’s Cash to RSU Election shall apply to such advance payment.
5.Departure from the Board Prior to Annual Meeting. In the event that an Outside Director who has made a Cash to RSU Election departs from the Board prior to the next Annual Meeting at which time he/she would have received RSUs, such Outside Director shall not receive RSUs for the prorated period in which service occurred, and instead, such Outside Director shall receive the applicable Annual Cash Compensation for such prorated period in which the service occurred.
Discretion to Defer Settlement of RSUs
1.RSU Deferral Election. Each Outside Director may elect in a form substantially as set forth on Exhibit B hereto (a “RSU Deferral Election Form”) and pursuant to the terms and conditions and within the timeframe prescribed by the Company from time to time to defer all or a portion of the RSUs issuable to them pursuant to this Director Compensation Policy (including pursuant to Cash to RSU Elections) into deferred RSUs (such election, an “RSU Deferral Election”) that will be distributed (or, in the case of installments, to commence being distributed) pursuant to the applicable completed RSU Deferral Election Form from time to time.

2.Section 409A. All RSU Deferral Elections must comply with Section 409A of the Internal Revenue Code of 1986, the Treasury Regulations and other official guidance thereunder.
3.RSU Elections Irrevocable. All RSU Deferral Elections are irrevocable.
Expenses
The Company will reimburse each Outside Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided, that the Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Exhibit A
Cash to RSU Election Form

LUMINAR TECHNOLOGIES, INC
OUTSIDE DIRECTORS COMPENSATION PLAN
CASH TO RESTRICTED STOCK UNIT ELECTION
The individual whose name appears below (the “Outside Director”) is a non-employee director of Luminar Technologies, Inc. (the “Company”) and, therefore, is entitled to receive the compensation set forth in the Company’s Amended and Restated Director Compensation Policy (the “DCP”). Any term capitalized herein but not defined will have the meaning set forth in the DCP.
As of the date set forth on the signature page hereto, the Outside Director hereby irrevocably elects to receive all or a portion of their Annual Cash Compensation in the form of restricted stock units (“RSUs”) pursuant to the DCP. If the Outside Director timely completes and submits this Cash to RSU Election form to the Company by the Election Deadline (as set forth on the signature page hereto), then such Outside Director will automatically and in lieu of each subsequent cash retainer payment payable thereto (including any then-unpaid cash retainer payments with respect to any completed or in-progress fiscal quarters of the Company) be granted, on the date the applicable cash retainer payment would otherwise be paid thereto (or, if not a business day, then the next business day), a number of RSUs equal to (x) an amount equal to the product of (i) the Election Percentage (as defined below) and (ii) such cash retainer payment divided by (y) the applicable RSU Value on such date. Such RSUs will be fully vested and paid in arrears for service rendered, and subject to the same conditions, as applied to the equivalent annual cash retainer. Any Shares of the Company’s common stock delivered in settlement of an RSU pursuant to this Cash to RSU Election shall also be delivered from the available share reserve of the Plan.
1.Election Percentage. In accordance with the terms of the DCP and this Cash to RSU Election, the Outside Director hereby irrevocably elects to receive (enter in the blank any whole percentage less than or equal to 100%):
____% of the cash retainer payments payable thereto (including any then-unpaid cash retainer payments with respect to completed or in-progress fiscal quarter of the Company)
2.Timing of Settlement. The RSUs shall be settled in accordance with the terms of the Plan and the award agreement governing the RSUs.
3.DCP and Section 409A. This Cash to RSU Election is subject to the terms of the Plan and the DCP, including, but not limited to, those in the Section entitled “Discretion to Receive RSUs in Lieu of Annual Cash Compensation.” The Plan, DCP and this Cash to RSU Election are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidelines promulgated thereunder, and will be administered and interpreted in accordance with such intent.
4.Miscellaneous and Acknowledgements.
(a)    The Compensation Committee of the Company (the “Committee”) shall have the discretion to make all determinations and decisions regarding this Cash to RSU Election.

To the extent the Committee determines that this election does not comply with applicable laws, now or in the future, this election shall be null and void.
(b)    By signing this Cash to RSU Election, I authorize implementation of the above instructions. I understand that the elections that I have made on this Cash to RSU Election may not be changed in the future except in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the procedures specified by the Committee.
(c)    Please return a signed copy of this Election Form by the Election Deadline to the Company representative set forth on the signature page hereto. If you fail to make an election by the Election Deadline and you have an existing Cash to RSU Election in effect, you will be deemed to have elected to continue your existing Cash to RSU Election at such time. If you fail to make an election by the Election Deadline and you do not have a Cash to RSU Election in effect, you will be deemed to have elected not to receive any portion of your Annual Cash Compensation in the form of RSUs.
[Signature Page Follows]

IN WITNESS WHEREOF, the Outside Director has duly executed this Cash to RSU Election as of the date first written above.

Outside Director’s Signature

Outside Director’s Name (please print)

Date

Election Deadline: September 21, 2023
Please return executed form to Alan Prescott

Exhibit B
RSU Deferral Election Form

LUMINAR TECHNOLOGIES, INC
OUTSIDE DIRECTORS COMPENSATION PLAN
RESTRICTED STOCK UNIT GRANT DEFERRAL ELECTION
The individual whose name appears below (the “Outside Director”) is a non-employee director of Luminar Technologies, Inc. (the “Company”) and, therefore, is entitled to receive the compensation set forth the Company’s Amended and Restated Director Compensation Policy (the “DCP”). Any term capitalized herein but not defined will have the meaning set forth in the DCP.
As of the date set forth on the signature page hereto, the Outside Director hereby irrevocably elects to defer all or a portion of the restricted stock units (“RSUs”) issuable to the Outside Director pursuant to the DCP related to service periods commencing no sooner than the first day of the taxable year following the year in which this election is made (the “Eligible RSUs”). Any Shares of the Company’s common stock delivered on a deferred basis pursuant to this deferral election shall also be delivered from the available share reserve of the Plan.
1.Deferral Election. In accordance with the terms of the Plan and this Deferral Election, the Outside Director hereby irrevocably elects to defer (enter in the blank any whole percentage less than or equal to 100%):
____% of the Eligible RSUs.
2.Stock Account. The amount deferred under Section 1 above will be credited in the form of stock units to a bookkeeping account (the “Stock Account”) as of the date the underlying Eligible RSUs would otherwise have been issued to the Outside Director. Such stock units are notional Shares that are payable in the form of Shares upon the distribution date. The number of stock units so credited will equal the number of RSUs that are deferred pursuant to the election above.
3.Timing of Payout. Subject to the terms of the Plan and the award agreement governing the RSUs, the Outside Director hereby elects for amounts in his or her Stock Account that are deferred pursuant to the election above to be distributed (or, in the case of installments, to commence being distributed) on the earliest of (a) the ninetieth (90th) day following the date he or she ceases to be an Outside Director, (b) within ten (10) days following the date on which a Change in Control occurs, and (c) within ten (10) days following February 20, 20__ (insert a year 2030 or later or circle “N/A”). For the avoidance of doubt, if the RSUs are forfeited in accordance with the terms of the applicable award agreement, this Deferral Election shall be null and void, and in no event shall distribution of the RSUs pursuant to this Deferral Election occur before the RSUs have vested pursuant to the applicable award agreement.
4.Form of Payout. In accordance with the terms of the Plan, the Outside Director hereby elects the following schedule for payment of the amounts in his or her Stock Account that are deferred pursuant to the election above (elect one):
_____ single total distribution of the Stock Account, or

_____ equal annual installments of the Stock Account (insert a whole number, not to exceed five (5) installments).
5.Plan and Section 409A. This Deferral Election is subject to the terms of the Plan and the DCP, including, but not limited to, those in the Section entitled “Equity Compensation” applicable to deferrals. The Plan, the DCP and this Deferral Election are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidelines promulgated thereunder, and will be administered and interpreted in accordance with such intent.
6.Miscellaneous and Acknowledgements.
(a)    The Compensation Committee of the Company (the “Committee”) shall have the discretion to make all determinations and decisions regarding this deferral election. To the extent the Committee determines that this election does not comply with applicable laws, now or in the future, this election shall be null and void.
(b)    By signing this Deferral Election, I authorize implementation of the above instructions. I understand that the deferral elections that I have made on this Deferral Election may not be changed in the future except in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the procedures specified by the Committee.
(c)    Please return a signed copy of this Election Form by the Election Deadline to the Company representative set forth on the signature page hereto. If the Outside Director fails to make an election by the Election Deadline and the Outside Director has an existing deferral election in effect, the Outside Director will be deemed to have elected to continue the Outside Director’s existing deferral election at such time. If the Outside Director fails to make an election by the Election Deadline and the Outside Director does not have a deferral election in effect, the Outside Director will be deemed to have elected not to defer the Outside Director’s Eligible RSUs.
[Signature Page Follows]

IN WITNESS WHEREOF, the Outside Director has duly executed this Restricted Stock Unit Grant Deferral Election as of the date first written above.

Outside Director’s Signature

Outside Director’s Name (please print)

Date

Election Deadline: December 31, 2023
Please return executed form to Alan Prescott